Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports First-Quarter Fiscal 2023 Results

Strong Net Sales and Profit Growth in All Business Segments, Solid Cash Flow Generation; Independent Restaurant Organic Case Growth Produces Market Share Gains; Increases Fiscal 2023 Outlook

First-Quarter Fiscal 2023 Highlights

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Total case volume grew 16%
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Net sales increased 42% to $14.7 billion
•
Gross profit improved 38% to $1.6 billion
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Net income increased to $95.7 million
•
Adjusted EBITDA increased 93% to $354.7 million1
•
Diluted Earnings Per Share (“EPS”) increased to $0.62
•
Adjusted Diluted EPS increased 151% to $1.081
•
Operating Cash Flow of $315.9 million

RICHMOND, Va. – Nov. 9, 2022 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its first-quarter fiscal 2023 business results.

“Our results in the first quarter were well ahead of our prior, announced, expectations, leading to a strong start to the fiscal year,” said George Holm, PFG’s Chairman & Chief Executive Officer. “All of our operating segments are driving high-quality top-line performance and margin expansion. Within the Foodservice segment, we continue to outperform in the independent restaurant segment, picking up market share and adding new customers to our portfolio. Vistar's channel improvement continued, producing excellent profit growth compared to the prior year. In Convenience, we have now owned Core-Mark for just over a year and are extremely pleased with the integration and ongoing sales and profit performance. Our business is strong and delivered significant cash flow, which we used to reduce leverage and maintain a healthy balance sheet. Building upon our 1Q23 performance, we are confidently raising our sales and Adjusted EBITDA outlook for both the second quarter and the full fiscal year.”

1
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings per Share, and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

First-Quarter Fiscal 2023 Financial Summary

Total case volume increased 16.3% for the first quarter of fiscal 2023 compared to the prior year period, including 6.9% independent case growth. Total organic case volume was flat in the first quarter of fiscal 2023 compared to the prior year period. Total organic case volume benefited from a 4.6% increase in organic independent cases, growth in Performance Brands cases, and broad-based growth across Vistar's channels, offset by declines in our Foodservice Chain business.

Net sales for the first quarter of fiscal 2023 grew 41.7% to $14.7 billion compared to the prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark in the first quarter of fiscal 2022 and an increase in selling price per case as a result of inflation. The acquisition of Core-Mark contributed $4.7 billion of net sales for the first quarter of fiscal 2023 compared to $1.6 billion of net sales for the first quarter of fiscal 2022. Overall product cost inflation for the Company was approximately 12.3%.

Gross profit for the first quarter of fiscal 2023 grew 37.9% to $1.6 billion compared to the prior year period. The gross profit increase was primarily attributable the acquisition of Core-Mark and an increase in gross profit per case driven by procurement related gains and growth in the independent channel, partially offset by an increase in the last-in-first-out ("LIFO") reserve. The Core-Mark acquisition contributed gross profit of $310.2 million in the first quarter of fiscal 2023 compared to gross profit of $89.1 million in the first quarter of fiscal 2022.

Operating expenses rose 26.5% to $1.4 billion in the first quarter of fiscal 2023 compared to the prior year period. The increase in operating expenses was primarily due to the acquisition of Core-Mark, which contributed $249.9 million of operating expenses in the first quarter of fiscal 2023 compared to $78.4 million in the first quarter of fiscal 2022. Operating expenses also increased as a result of increases in personnel expenses, insurance expense, and fuel expense due to higher fuel prices. Depreciation and amortization increased $20.5 million primarily as a result of recent acquisitions.

Net income for the first quarter of fiscal 2023 increased $91.0 million year-over-year to $95.7 million. The increase was primarily a result of the $143.0 million increase in operating profit, partially offset by a $33.4 million increase in income tax expense. The effective tax rate in the first quarter of fiscal 2023 was approximately 26.3% compared to 14.7% in the first quarter of fiscal 2022. The effective tax rate for the first quarter of fiscal 2023 differed from the prior year period due to a decrease in deductible discrete items related to stock-based compensation partially offset by a decrease in other taxable discrete items as a percentage of book income.

For the quarter, Adjusted EBITDA rose 93.1% to $354.7 million compared to the prior year period.

Diluted EPS increased 1966.7% to $0.62 per share in the first quarter of fiscal 2023 compared to the prior year period. Adjusted Diluted EPS increased 151.2% to $1.08 per share in the first quarter of fiscal 2023 compared to the prior year period.

Cash Flow and Capital Spending

In the first quarter of 2023, PFG provided $315.9 million in cash flow from operating activities compared to $31.8 million of cash flow provided by operating activities in the prior year. The increase in cash flows provided by operating activities in fiscal 2023 was largely driven by higher operating income in fiscal 2023 and improvements in working capital.

In the first quarter of fiscal 2023, PFG invested $40.1 million in capital expenditures, an increase of $15.7 million versus the prior year period. In the first quarter of fiscal 2023, PFG delivered free cash flow of $275.8 million compared to free cash flow of $7.4 million in the prior year.1

First-Quarter Fiscal 2023 Segment Results

In the first quarter of fiscal 2023, the Company changed its measure of segment profit to Adjusted EBITDA as this is the metric reported to the Company's management for purposes of reviewing operating results and making decisions about allocating resources. Adjusted EBITDA excludes depreciation, amortization, and certain items that we do not consider part of our segments' core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Foodservice

First-quarter net sales for Foodservice increased 15.2% to $7.3 billion compared to the prior year period. This increase in net sales was driven by an increase in selling price per case as a result of inflation. Overall product cost inflation for Foodservice was approximately 13.6% for the first quarter of fiscal 2023. Securing new and expanding business with independent customers resulted in organic independent case growth of approximately 4.6% for the first quarter of fiscal 2023 compared to the prior year period. For the first quarter of fiscal 2023, independent sales as a percentage of total segment sales were 39.8%.

First-quarter Adjusted EBITDA for Foodservice increased 38.8% to $236.1 million compared to the prior year period. Gross profit contributing to Adjusted EBITDA increased 18.1% in the first quarter of fiscal 2023 compared to the prior year period driven by a favorable shift in the mix of cases sold to independent customers, including more Performance Brands products sold to our independent customers. Operating expenses impacting Foodservice's Adjusted EBITDA increased 12.7% for the first quarter of fiscal 2023 compared to the prior year period as a result of a recent acquisition, as well as an increase in personnel, insurance, and fuel expenses compared to the prior year period.

Vistar

For the first quarter of fiscal 2023, net sales for Vistar increased 28.8% to $1.1 billion compared to the prior year period. This increase was driven primarily by an increase in selling price per case as a result of inflation, as well as case volume growth.

First-quarter Adjusted EBITDA for Vistar increased 146.4% to $74.4 million versus the prior year period. The increase was the result of a 42.2% increase in gross profit for the first quarter of fiscal 2023 compared to the prior year period, partially offset by an 11.6% increase in operating expenses. The increase is gross profit was driven by procurement related gains and growth in cases sold. Operating expenses impacting Vistar's Adjusted EBITDA increased primarily as a result of the increased case volume described above, and the resulting impact on variable operational and selling expenses. Operating expenses also increased as a result of increases in personnel expense and fuel expense.

Convenience

First-quarter net sales for Convenience increased 98.2% to $6.3 billion compared to the prior year period. Net sales related to cigarettes for the first quarter of fiscal 2023 was $3.9 billion, including $1.1 billion related to excise taxes, compared to net sales of cigarettes of $2.1 billion, including $586.0 million of excise taxes, for the prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark, which contributed $4.7 billion of net sales for the first quarter of fiscal 2023, including $780.2 million related to excise taxes for the first quarter of fiscal 2023, compared to $1.6 billion of net sales, including $283.1 million related to excise taxes for the first quarter of fiscal 2022.

First-quarter Adjusted EBITDA for Convenience increased 236.3% to $105.6 million compared to the prior year period. Gross profit contributing to Convenience's Adjusted EBITDA increased 142.1% for the first quarter of fiscal 2023 compared to the prior year period and was fueled by the acquisition of Core-Mark, which contributed gross profit of $336.0 million to Adjusted EBITDA in the first quarter of fiscal 2023 compared to gross profit of $97.9 million in the first quarter of fiscal 2022. Operating expenses impacting Convenience's Adjusted EBITDA increased $180.3 million in the first quarter of fiscal 2023 compared to the prior year, primarily as a result of the acquisition of Core-Mark, which contributed an additional $165.7 million of operating expenses, excluding depreciation and amortization. Operating expenses also increased as a result of increases in personnel expense and fuel expense.

Fiscal 2023 & Long-Term Outlook

For the fiscal second quarter of 2023, PFG now expects net sales to be in a range of $13.6 billion to $13.9 billion. The company had previously expected second quarter net sales to be in a range of $13.5 billion to $13.8 billion. For the fiscal second quarter of 2023, PFG now expects Adjusted EBITDA to be in a range of $260 million to $280 million compared to the prior expectation for a range of $245 million to $265 million.

For the full fiscal year 2023, PFG now expects net sales to be in a range of $57 billion to $59 billion compared to the prior expectation for a range of $56 billion to $58 billion. For the full fiscal year of 2023, PFG now expects Adjusted EBITDA to be in a range of $1.23 billion to $1.33 billion compared to the prior expectation for a range of $1.15 billion to $1.25 billion.

PFG reiterates its 3-year Net Sales and Adjusted EBITDA targets. The company continues to expect to achieve annual net sales of $62 to $64 billion and Adjusted EBITDA between $1.5 and $1.7 billion in fiscal 2025.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, November 9, 2022, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations in the U.S. and parts of Canada. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 200 company is achieved through our more than 35,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, integration of our acquisition of Core-Mark Holding Company, Inc. ("Core-Mark") and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended July 2, 2022 filed with the Securities and Exchange Commission (the “SEC”) on August 19, 2022, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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economic factors, including inflation, or other adverse changes such as a downturn in economic conditions, negatively affecting consumer confidence and discretionary spending;
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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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our reliance on technology and risks associated with disruption or delay in implementation of new technology;
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competition in our industry is intense, and we may not be able to compete successfully;
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the effects of health epidemics, including the ongoing impact of the COVID-19 pandemic;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
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our profitability is directly affected by cost inflation and deflation and other factors;
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we do not have long-term contracts with certain of our customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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changes in eating habits of consumers;
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extreme weather conditions, including hurricane, earthquake and natural disaster damage;
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our reliance on third-party suppliers;
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labor relations and cost risks and availability of qualified labor;
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volatility of fuel and other transportation costs;
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our inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
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our inability to increase our sales in the highest margin portion of our business;
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changes in pricing practices of our suppliers;
•
our growth strategy may not achieve the anticipated results;
•
risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;

•
environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and the effects of global warming;
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our inability to comply with requirements imposed by applicable law or government regulations, including increased regulation of electronic cigarette and other alternative nicotine products;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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if products we distribute are alleged to cause injury or illness or fail to comply with governmental regulations, we may need to recall our products and may experience product liability claims;
•
product liability claims relating to the products we distribute and other litigation;
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adverse judgements or settlements or unexpected outcomes in legal proceedings;
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negative media exposure and other events that damage our reputation;
•
decrease in earnings from amortization charges associated with acquisitions;
•
impact of uncollectibility of accounts receivable;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;
•
the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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risks relating to our substantial outstanding indebtedness;
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our ability to raise additional capital on commercially reasonable terms or at all; and
•
risks related to the integration of Core-Mark, including:
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the possibility that the expected synergies and value creation from the acquisition will not be realized or will not be realized within the expected time period; and
•
the risk that unexpected costs will be incurred in connection with the integration of Core-Mark or that the integration of Core-Mark will be more difficult or time consuming than expected;

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended October 1, 2022	Three Months Ended October 2, 2021
Net sales	$14,719.3	$10,386.3
Cost of goods sold	13,144.2	9,244.0
Gross profit	1,575.1	1,142.3
Operating expenses	1,383.9	1,094.1
Operating profit	191.2	48.2
Other expense, net:
Interest expense, net	50.4	44.0
Other, net	10.9	(1.3)
Other expense, net	61.3	42.7
Income before taxes	129.9	5.5
Income tax expense	34.2	0.8
Net income	$95.7	$4.7
Weighted-average common shares outstanding:
Basic	153.8	139.7
Diluted	155.6	141.2
Earnings per common share:
Basic	$0.62	$0.03
Diluted	$0.62	$0.03

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of October 1, 2022	As of July 2, 2022
ASSETS
Current assets:
Cash	$10.6	$11.6
Accounts receivable, less allowances of $50.0 and $54.2	2,296.9	2,307.4
Inventories, net	3,335.0	3,428.6
Income taxes receivable	11.5	34.0
Prepaid expenses and other current assets	213.7	240.4
Total current assets	5,867.7	6,022.0
Goodwill	2,279.3	2,279.2
Other intangible assets, net	1,151.3	1,195.6
Property, plant and equipment, net	2,127.7	2,134.5
Operating lease right-of-use assets	613.0	623.4
Other assets	129.6	123.3
Total assets	$12,168.6	$12,378.0
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$2,628.6	$2,559.5
Accrued expenses and other current liabilities	753.6	882.6
Finance lease obligations-current installments	83.5	79.9
Operating lease obligations-current installments	107.7	111.0
Total current liabilities	3,573.4	3,633.0
Long-term debt	3,664.0	3,908.8
Deferred income tax liability, net	412.1	424.3
Finance lease obligations, excluding current installments	370.2	366.7
Operating lease obligations, excluding current installments	526.7	530.8
Other long-term liabilities	221.5	214.9
Total liabilities	8,767.9	9,078.5
Total shareholders’ equity	3,400.7	3,299.5
Total liabilities and shareholders’ equity	$12,168.6	$12,378.0

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Three Months Ended October 1, 2022	Three Months Ended October 2, 2021
Cash flows from operating activities:
Net income	$95.7	$4.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	119.2	98.7
Provision for losses on accounts receivables	2.7	0.2
Change in LIFO Reserve	26.8	(11.3)
Other non-cash activities	17.5	14.6
Changes in operating assets and liabilities, net:
Accounts receivable	6.7	(77.3)
Inventories	66.8	48.7
Income taxes receivable	22.5	0.5
Prepaid expenses and other assets	18.5	10.2
Trade accounts payable and outstanding checks in excess of deposits	69.1	21.2
Accrued expenses and other liabilities	(129.6)	(78.4)
Net cash provided by operating activities	315.9	31.8
Cash flows from investing activities:
Purchases of property, plant and equipment	(40.1)	(24.4)
Net cash paid for acquisitions	—	(1,382.6)
Other	0.4	0.4
Net cash used in investing activities	(39.7)	(1,406.6)
Cash flows from financing activities:
Net (payments) borrowings under ABL Facility	(246.2)	786.9
Borrowing of Notes due 2029	—	1,000.0
Repayment of Notes due 2024	—	(350.0)
Cash paid for debt issuance, extinguishment and modifications	—	(21.5)
Payments under finance lease obligations	(22.0)	(15.0)
Proceeds from exercise of stock options and employee stock purchase plan	0.1	1.5
Cash paid for shares withheld to cover taxes	(9.1)	(6.4)
Other financing activities	—	(0.7)
Net cash (used in) provided by financing activities	(277.2)	1,394.8
Net (decrease) increase in cash and restricted cash	(1.0)	20.0
Cash and restricted cash, beginning of period	18.7	22.2
Cash and restricted cash, end of period	$17.7	$42.2

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of October 1, 2022	As of July 2, 2022
Cash	$10.6	$11.6
Restricted cash(1)	7.1	7.1
Total cash and restricted cash	$17.7	$18.7

(1)	Restricted cash is reported within Other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Three Months Ended October 1, 2022	Three Months Ended October 2, 2021
Cash paid during the year for:
Interest	$41.6	$11.8
Income tax payments net of refunds	21.7	0.6

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s $4.0 billion secured credit facility (the "ABL Facility") and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements and the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except share and per share data)	October 1, 2022	October 2, 2021	Change	%
Net income (GAAP)	$95.7	$4.7	$91.0	1,936.2
Interest expense, net	50.4	44.0	6.4	14.5
Income tax expense	34.2	0.8	33.4	4,175.0
Depreciation	76.1	57.0	19.1	33.5
Amortization of intangible assets	43.1	41.7	1.4	3.4
Change in LIFO reserve (A)	26.8	(11.3)	38.1	337.2
Stock-based compensation expense	11.5	10.0	1.5	15.0
Loss (gain) on fuel derivatives	9.8	(1.3)	11.1	853.8
Acquisition, integration & reorganization expenses (B)	3.0	32.8	(29.8)	(90.9)
Other adjustments (C)	4.1	5.3	(1.2)	(22.6)
Adjusted EBITDA (Non-GAAP)	$354.7	$183.7	$171.0	93.1

Diluted earnings per share (GAAP)	$0.62	$0.03	$0.59	1,966.7
Impact of amortization of intangible assets	0.28	0.30	(0.02)	(6.7)
Impact of change in LIFO reserve	0.17	(0.08)	0.25	312.5
Impact of stock-based compensation expense	0.07	0.07	-	-
Impact of loss (gain) on fuel derivatives	0.06	(0.01)	0.07	700.0
Impact of acquisition, integration & reorganization charges	0.02	0.23	(0.21)	(91.3)
Impact of other adjustment items	0.03	0.04	(0.01)	(25.0)
Tax impact of above adjustments	(0.17)	(0.15)	(0.02)	(13.3)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.08	$0.43	$0.65	151.2

A.
Includes a decrease in the LIFO inventory reserve of $4.0 million for Foodservice and an increase of $30.8 million for Convenience for the first quarter of fiscal 2023 compared to an increase of $5.7 million for Foodservice and a decrease of $17.0 million for Convenience for the first quarter of fiscal 2022.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes asset impairments, gains and losses on disposal of fixed assets, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended July 2, 2022
($ in millions)	Q1	Q2	Q3	Q4
Net income (GAAP)	$4.7	$8.4	$23.4	$76.0
Interest expense, net	44.0	45.2	45.9	47.8
Income tax expense	0.8	3.0	10.6	40.2
Depreciation	57.0	70.4	75.8	76.5
Amortization of intangible assets	41.7	46.1	48.3	47.0
Change in LIFO reserve (A)	(11.3)	45.5	21.1	67.6
Stock-based compensation expense	10.0	14.3	10.6	9.1
(Gain) loss on fuel derivatives	(1.3)	1.4	(10.5)	(10.3)
Acquisition, integration & reorganization expenses (B)	32.8	4.5	9.7	2.9
Other adjustments (C)	5.3	2.3	3.0	0.3
Adjusted EBITDA (Non-GAAP)	$183.7	$241.1	$237.9	$357.1

Diluted earnings per share (GAAP)	$0.03	$0.05	$0.15	$0.49
Impact of amortization of intangible assets	0.30	0.30	0.31	0.30
Impact of change in LIFO reserve	(0.08)	0.29	0.14	0.44
Impact of stock-based compensation	0.07	0.09	0.07	0.06
Impact of (gain) loss on fuel derivatives	(0.01)	0.01	(0.07)	(0.07)
Impact of acquisition, integration & reorganization charges	0.23	0.03	0.06	0.02
Impact of other adjustment items	0.04	0.02	0.02	0.01
Tax impact of above adjustments	(0.15)	(0.22)	(0.17)	(0.18)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.43	$0.57	$0.51	$1.07

A.
Includes increases (decreases) in the LIFO inventory reserve of $5.7 million, $8.2 million, $3.1 million, and $14.9 million for Foodservice and ($17.0) million, $37.3 million, $17.9 million, and $52.8 million for Convenience for Q1, Q2, Q3, and Q4 for fiscal 2022, respectively.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes asset impairments, gains and losses on disposal of fixed assets, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

(In millions)	Three Months Ended October 1, 2022	Three Months Ended October 2, 2021
Net cash provided by operating activities (GAAP)	$315.9	$31.8
Purchases of property, plant and equipment	(40.1)	(24.4)
Free cash flow (Non-GAAP)	$275.8	$7.4

Segment Results

In the second quarter of fiscal 2022, the Company changed its operating segments to reflect the manner in which the business is managed. Based on the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has three reportable segments: Foodservice, Vistar, and Convenience. Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Adjusted EBITDA. In the first quarter of fiscal 2023, the Company changed its measure of segment profit to Adjusted EBITDA as this is the metric reported to the Company's chief operating decision maker for purposes of reviewing operating results and making decisions about allocating resources. Adjusted EBITDA excludes depreciation, amortization, and certain items that we do not consider part of our segments' core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense. Beginning in the second quarter of fiscal 2022, this also includes the operating results from certain recent immaterial acquisitions.

The presentation and amounts for the three months ended October 2, 2021 have been restated to reflect the segment changes and the change to the measure of segment profit to Adjusted EBITDA as described above.

The following tables set forth net sales and Adjusted EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	October 1, 2022	October 2, 2021	Change	%
Foodservice	$7,330.0	$6,362.0	$968.0	15.2
Vistar	1,090.1	846.5	243.6	28.8
Convenience	6,286.9	3,171.2	3,115.7	98.2
Corporate & All Other	152.3	120.6	31.7	26.3
Intersegment Eliminations	(140.0)	(114.0)	(26.0)	(22.8)
Total net sales	$14,719.3	$10,386.3	$4,333.0	41.7

Adjusted EBITDA

	Three Months Ended
	October 1, 2022	October 2, 2021	Change	%
Foodservice	$236.1	$170.1	$66.0	38.8
Vistar	74.4	30.2	44.2	146.4
Convenience	105.6	31.4	74.2	236.3
Corporate & All Other	(61.4)	(48.0)	(13.4)	(27.9)
Total Adjusted EBITDA	$354.7	$183.7	$171.0	93.1

	Fiscal year ended July 2, 2022
($ in millions)	Q1	Q2	Q3	Q4
Foodservice	170.1	167.5	180.1	268.8
Vistar	30.2	49.7	48.0	65.1
Convenience	31.4	76.5	61.9	87.3
Corporate & All Other	(48.0)	(52.6)	(52.1)	(64.1)
Total Adjusted EBITDA	$183.7	$241.1	$237.9	$357.1